Exhibit 14.1
CODE OF ETHICS
Each director, officer and other employee of Pinnacle Bancshares, Inc. and Pinnacle Bank is expected to monitor his or her personal conduct in such a way that it does not bring discredit to the Company or the Bank.
The Company and the Bank will report to the appropriate authority any known or suspected violation of securities law or dishonest or fraudulent act by an officer or other employee while at work. If one employee suspects dishonest acts, this should be reported immediately. Failure to report such activity could subject an employee to fines and/or imprisonment if he or she is deemed an accessory after the fact. Additionally, the employee could be held personally liable for any damages resulting to the Company or the Bank.
No employee may be terminated, demoted, suspended, harassed or otherwise retaliated against by any officer, manager, supervisor, contractor or subcontractor of the Company or the Bank because he or she discloses or assists in the investigation of violations of securities laws, breaches of this Code of Ethics or conduct that the employee reasonably believed constituted violations or breaches of such laws or policy.
ADMINISTRATION
Each director and employee will review this Code of Ethics. A copy of this Code of Ethics and any updates or revisions will be available for review by all employees. Each director and officer will read this Code of Ethics and will sign an annual certification agreeing to comply with its provisions at all times. Additionally, each officer will annually certify that he or she is aware of no potential or actual conflict of interest or violation of any standards and will identify any potential or actual conflict or violation.
This Code of Ethics does not attempt to set forth all prohibited actions but supplements other policies of the Company and the Bank. Often situations arise that are not clearly addressed. Questions should be directed to the Chief Executive Officer or his designee for review and resolution.
The Board of Directors of the Bank has ultimate responsibility for establishing and maintaining policies in accordance with this Code of Ethics.
BUSINESS RECORDS
Officers and other employees of the Company and the Bank shall endeavor at all times to maintain accurate business records. All transactions must be in accordance with policies of the Company and the Bank. Books, records and accounts must reflect all transactions that are the subject of specific regulatory record-keeping requirements.
Officers and other employees of the Company and the Bank shall ensure that financial records are full, fair, accurate, timely and understandable. Company and Bank funds or assets shall only be used for purposes that can be disclosed and recorded promptly and accurately. False entries will not be made for any reason. Financial books, records, and statements will properly document all assets and liabilities, accurately reflect all transactions of the Company and the Bank, and be retained in accordance with record retention policies and all relevant laws and regulations. Directors, officers and other employees shall prevent unrecorded or “off the books” assets or transactions from being recorded unless permitted by applicable law and regulation. In maintaining financial records, officers and other employees shall comply with all applicable governmental rules and regulations. The Company follows Generally Accepted Accounting Principles and complies with Financial Accounting Standards Board Regulations to provide a uniform basis for measuring, managing, and reporting Company and Bank operations.
Any director, officer or other employee having knowledge of any unrecorded fund or asset, of any false or artificial entry in the books and records of the Company and the Bank, or of any other inappropriate entry shall promptly report the matter to the Chief Executive Officer or his designee.
CONFLICTS OF INTEREST
General
Each director, officer or other employee of the Company or the Bank should manage his or her personal and business activities in a manner that avoids situations which may lead to an actual or potential conflict between the director’s or employee’s interests and his or her duty to the Company and the Bank and their customers. An actual or potential conflict of interest can occur when a director, officer or other employee, or a member of his or her immediate family (e.g., spouse, parent, child, brother, sister, in-law, or any relative living in the same household), has a financial interest, direct or indirect, in a customer, supplier, competitor, or other principal dealing with the Company or the Bank, and that financial interest is such that it might influence a decision made by the director, officer or other employee on behalf of the Company or the Bank.
It is impractical to define all situations that may create actual or potential conflicts of interest. An interest technically in conflict may not cause concern because the amount involved is minimal, the relationship is insignificant, or the contingency is not, and temptations for wrongdoing are light.
Processing Transactions
No officer or other employee may process transactions for his or her personal account, an account on which he or she signs with another person, and accounts belonging to members of his or her family. Employees must also avoid participating in transactions in which the intention is one of circumventing established policies. Further, any transaction which gives the appearance of circumventing established policies may be considered a violation of this Code of Ethics.

Self-Dealing
Employees and their immediate families, acting either individually or in a fiduciary capacity, may not sell or purchase assets or services from the Company or the Bank unless the purchase or sale is at fair market value, full documentation is maintained and written approval is obtained from the Chief Executive Officer or his designee. Such purchases are prohibited if the property was acquired through repossession or foreclosure, unless the Bank offers the property for sale to the general public. Employees and their immediate families may not extend credit on a personal basis to any person (other than a family member) who has applied for and was denied credit by the Bank.
Gifts or Fees
The Bank Bribery Act prohibits a Bank official (i.e., director, officer, employee, agent or attorney of the financial institution) from soliciting, demanding, accepting or agreeing to accept for his or her benefit or for the benefit of another person, anything of value from anyone in return for any business, service, or confidential information of the Bank and is prohibited from accepting anything of value (other than bona fide salary, wages and fees) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or completed. All transactions with the Bank are covered. The Bank Bribery Act extends liability to the person who gives, offers, or promises anything of value to any person with the intent to influence or reward a bank official in connection with any business or transaction of the bank. Violations of the Bank Bribery Act can result in monetary fines, imprisonment, or both.
Under some circumstances, however, a Bank official may accept something of value from a person doing business with or seeking to do business with the Bank. Generally, there is no risk to the Bank if the item is offered based on a family or personal relationship, independent of any business of the Bank, or the benefit is available to the general public under the same conditions, or the item would be paid for by the Bank as a reasonable business expense if it were not paid for by another party. The following are exceptions to the rule against accepting something of value:
•	Accepting meals, gratuities, amenities, or favors based on obvious family or personal relationships. The circumstances should make it clear that the relationship rather than the business of the Bank is the motivating factor.

•	Accepting meals, refreshments, or entertainment of reasonable value (not in excess of $100.00) in the course of a meeting or other occasion that is for a bona fide business discussion or part of an effort to foster better business relations. The expense involved should be one that the Bank would pay as a reasonable business expense if it were not being paid by another party.

•	Accepting loans from other banks or financial institutions when made on customary terms for the purpose of financing proper and usual activities of bank officials.

•	Accepting advertising or promotional material of reasonable value including pens, pencils, key chains, note pads, calendars and other such items.

•	Accepting discounts or rebates on merchandise or services that are available to other similar customers.

•	Accepting gifts of reasonable value (not in excess of $250.00) that are related to commonly recognized events or occasions such as a wedding, retirement, promotion, new job, Christmas, or bar or bat mitzvah.

•	Accepting civic, charitable, educational or religious organizational awards of a reasonable value for recognition of service and accomplishment.
Acceptance of any other benefits or items of value such as travel arrangements and accommodations by directors or employees that are not described above or that exceed the limits established above must be pre-approved, if possible, by the Chief Executive Officer or his designee. If pre-approval is not possible, the individual must make complete disclosure as soon as possible following the acceptance of such benefits or items of value. Approval may be given only on the basis of a full written disclosure of all facts submitted by the director, officer or other employee and only if acceptance is deemed consistent with the Bank Bribery Act. A director or employee and members of his or her family must decline any gift or favor offered under circumstances that indicate or appear to indicate that its purpose is to influence the director, officer or other employee in the performance of his or her job.
The payment or receipt of fees or any other thing of value to or from settlement agents by officers and other employees for the referral or origination of mortgage loans is prohibited.
Disclosure
If a director, officer or other employee is offered or receives something of value from a customer, prospective customer, competitor, supplier, or any other person beyond that authorized in this Code of Ethics, the director, officer or other employee will disclose that fact in writing to the Chief Executive Officer or his designee. A report must be made even if the gift is offered and refused. Disclosure of the acceptance of gifts evidences good faith in acceptance.
The Chief Executive Officer or his designee will maintain a file of all disclosures of gifts for a period of five years from the date of receipt and will review the disclosures to determine that what has been accepted is reasonable. Additionally, the Audit Committee may periodically review the file of disclosure to determine that what has been accepted is reasonable and does not threaten the integrity of the Bank. Should questions arise as to the legality of a gift, benefit or favor, employees should seek the advice of the Chief Executive Officer or his designee.
Giving Gifts
Direct or indirect gifts, offers, or promises of any gift, bribe, kickback, favor, loan, service, or anything else of value to any individual, business entity, organization,

governmental unit, public official, political party or other person by an employee on behalf of the Company or the Bank or its subsidiaries in connection with any transaction or business for the purpose of influencing the action of the recipient is expressly prohibited. This standard of conduct is not meant to prohibit normal business practices such as providing entertainment, meals, favors, discounts, tickets to cultural and sporting events, gifts given as a token of friendship or for special occasions as long as the gift is of a nominal and reasonable value under the circumstances and promotes legitimate business development.
CONFIDENTIALITY
The Company shall protect the confidentiality and integrity of data and information entrusted to it by customers, shareholders and employees. Directors, officers and other employees must maintain the confidentiality of this information even after leaving the Company. Directors, officers and other employees must also prevent misuse of confidential information. Confidential information includes all non-public information that, if publicly disclosed, might benefit the Company’s competition or harm the Company, or its customers, shareholders or employees.
SEC AND OTHER REPORTING
As a public company, the Company’s filings with the Securities and Exchange Commission and other regulatory agencies must be accurate and timely.
ACCOUNTING COMPLAINTS
If any director, officer or other employee has unresolved concerns or complaints regarding accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee. Submissions may be directed to the attention of the Audit Committee or any director who is a member of the Audit Committee, at the principal executive offices of the Company.
Revised & Approved March 23, 2005

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